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PROSPECTUS DATED MARCH 12, 1999                     PRICING SUPPLEMENT NO. 15 TO
PROSPECTUS SUPPLEMENT                       REGISTRATION STATEMENT NO. 333-73405
DATED APRIL 15, 1999                                           NOVEMBER 10, 1999
                                                                  RULE 424(B)(3)

                       DONALDSON, LUFKIN & JENRETTE, INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the Prospectus Supplement under Description Notes, will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Principal Amount:         $ 50,000,000       Optional Conversion:   N/A

Price To Public:          100.0000%          Notice Date:           N/A
Underwriting Discount:     0.15000%
Proceeds To Issuer:       99.85000%          Conversion Date:       N/A

Settlement Date           November 15, 1999  Interest Rate:         N/A
(Original Issue Date):

Specified Currency:       US Dollars         Day Count:             N/A

Authorized Denomination:  $1,000             Interest Payment       N/A
                                             Dates:

Maturity Date:            December 15, 2000  First Payment:         N/A

Interest Rate:            6.2000%            Optional Repayment     Non-Call/
                                             Date:                    Life

                                             Initial Redemption     N/A
                                             Date:

Day Count:                Actual/360         Initial Redemption     N/A
                                             Percentage:

Interest Payment Dates:   At Maturity        Annual Redemption      N/A
                          (December 15,      Percentage Reduction:
                          2000)

Interest Determination    N/A                Book Entry Note or     B/E
Date:                                        Certificated Note:

First Interest Payment:   December 15, 2000  Total Amount of OID:   N/A

Settlement:               DTC#: 443          CUSIP:                 25766CBJ2

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION